EXHIBIT 99.1
NOVEMBER 25, 2019
FOR IMMEDIATE RELEASE
CONTACT: ALTON LEWIS, CEO AND ERIC DOSCH, CFO
985.375.0350 / 985.375.0308

FIRST GUARANTY BANCSHARES, INC. ANNOUNCES 10 PERCENT STOCK DIVIDEND

HAMMOND, LA, November 25, 2019 - Continuing its record of enhancing shareholder value, First Guaranty Bancshares, Inc., Hammond, Louisiana, on November 21, 2019, declared a 10% stock dividend to be paid on December 16, 2019 with a record date of December 9, 2019. Over the years, continued strong earnings have enabled First Guaranty to declare and issue 10% stock dividends in February 2012, December 2015, December 2017, and, presently, December 2019.

As the book value has consistently been recovered within 17-20 months, First Guaranty Bancshares, Inc. shareholders have enjoyed enhanced value through both the original dividend income over the period of time plus the overall increase in market value.
The completion of the acquisition and merger with Union Bank on November 7, 2019 further enhanced the value to First Guaranty Bancshares, Inc. shareholders.
Thank you for your continued support.
Sincerely,
Alton B. Lewis
President and CEO
First Guaranty, Bancshares, Inc.

About First Guaranty

First Guaranty, a Louisiana-based company, has approximately $1.8 billion in assets as of September 30, 2019 and provides personalized commercial banking services through 33 banking facilities located across Louisiana and Texas. For more information, visit www.fgb.net.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which First Guaranty operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.First Guaranty wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.